DUANE MORRIS LLP
111 S. Calvert Street, Suite 2000
Baltimore, MD 21202

August 5, 2015

RAIT Financial Trust
Cira Centre, 2929 Arch Street, 17th Floor
Philadelphia, PA 19104

Re: Underwriting Agreement, dated July 31, 2015, between RAIT Financial Trust, Barclays Capital Inc. and UBS Securities LLC, as Representatives of the several Underwriters

Ladies and Gentlemen:

We have acted as your special Maryland counsel for the limited purpose of rendering certain opinions in connection with the sale and issuance of the Securities pursuant to the Underwriting Agreement, dated July 31, 2015, between RAIT Financial Trust (the “Company,” “you,” or “your”), and Barclays Capital Inc. and UBS Securities LLC, as Representatives of the several Underwriters (the “Underwriting Agreement”). Capitalized terms defined in the Underwriting Agreement and used (but not otherwise defined) herein are used herein as so defined. This opinion is being rendered to you for submission to the Commission (as herein defined) as an exhibit to the Registration Statement (as herein defined). In regard to rendering the opinions herein, you should note that we did not participate in any aspect of the drafting or negotiation of any of the Underwriting Agreement.

For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

(a) The Underwriting Agreement;

(b) The Securities;

(c) The Registration Statement on Form S-3 relating to the Securities (File Number 333-195547), that was declared effective by the Securities and Exchange Commission (the “Commission”) on May 13, 2014 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Commission, as such registration statement has been amended and supplemented to date (the “Registration Statement);

(d) The Amended and Restated Declaration of Trust of the Company, as amended, corrected and supplemented, of the Company, certified as of July 31, 2015 by the State Department of Assessments and Taxation of the State of Maryland (“SDAT”);

(e) The Bylaws of the Company, certified as of the date hereof by the Secretary of the Company;

(f) All resolutions adopted by the Board of Trustees of the Company, or committees thereof, relating to (i) the authorization, execution and delivery of the Underwriting Agreement and the transactions contemplated thereby, and (ii) the registration, sale and issuance of the Securities;

(g) A certificate of SDAT as to the good standing of the Company, dated as of August 5, 2015; and

(h) A Certificate of Secretary executed by the Secretary of the Company, dated as of the date hereof (the “Certificate”).

In such examination, we have assumed: (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents and (v) that all records and other information made available to us by the Company on which we have relied are complete in all material respects. As to all questions of fact material to these opinions, we have relied solely upon the Certificate or comparable documents and upon the representations and warranties contained in the Underwriting Agreement and other documents delivered pursuant thereto, and have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Based upon the foregoing, and subject to the assumptions, limitation and qualifications stated herein, it is our opinion that:

1. The Company is a real estate investment trust validly existing and in good standing under the laws of the State of Maryland.

2. The Securities have been duly authorized by the Company, and upon payment of the consideration set forth in the Underwriting Agreement will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the substantive laws of the State of Maryland, which, in our experience, without having made any special investigation as to the applicability of any specific law, rules or regulation, are normally applicable to transactions of the type contemplated by the Underwriting Agreement (collectively, the “Applicable Laws”). No opinion is expressed as to the effect on the matters covered by this letter of the laws, rules or regulations of (i) the United States of America or (ii) the securities (or as they are known in the vernacular “blue sky”) laws of the State of Maryland, whether in any such case applicable directly or through the Applicable Laws. The opinions expressed herein are subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinions expressed herein are rendered as of the date hereof and are based on existing law, which is subject to change. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

The opinions expressed herein are rendered solely for your benefit in connection with your issuance of the Securities. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of person whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Duane Morris LLP